Exhibit 99.3

Pitney Bowes Announces the Appointment of Paul Evans as Chief Financial Officer

Highlights Mr. Evans Is a Proven Public Company CFO and Value Creator, Who Has Successfully

Worked Alongside CEO Kurt Wolf While on the Boards of Pitney Bowes and GameStop

Notes Mr. Evans Has Stepped Down as a Director, and Peter Brimm, a Seasoned Investor and Finance

Expert, Has Been Appointed as an Independent Member of the Pitney Bowes Board

STAMFORD, Conn. — (BUSINESS WIRE) — July 30, 2025 — Pitney Bowes Inc. (NYSE: PBI) (“Pitney Bowes” or the “Company”), a technology-driven products and services company that provides SaaS shipping solutions, mailing innovation, and financial services to clients around the world, today announced the appointment of Paul Evans as the Company’s next EVP, Chief Financial Officer (“CFO”) and Treasurer, effective as of July 29. Mr. Evans is an experienced CFO and public company director with a history of overseeing meaningful value creation for shareholders during his prior executive roles and directorships. He succeeds Robert (Bob) Gold, who the Company thanks for his contributions and service.

In connection with today’s announcement, Mr. Evans has stepped down from the Company’s Board of Directors (the “Board”). Peter Brimm, a seasoned investment management professional, finance expert and public company director, has been appointed as an independent member of the Board, effective immediately.

Kurt Wolf, Chief Executive Officer (“CEO”) and Director of Pitney Bowes, commented:

“We are very excited that Paul is assuming the role of CFO. When Paul and I served together on the board of directors of GameStop in 2020 and 2021, we worked side-by-side to help recapitalize the balance sheet, eliminate debt and enhance shareholder value – all amidst an unprecedented economic backdrop and sizable market volatility. Since joining the Pitney Bowes Board and becoming Chair of the Audit Committee, Paul has rolled up his sleeves to help develop actionable initiatives for sustaining cost reductions, reducing high-interest debt and returning cash to shareholders. On behalf of our Board, I would also like to take this opportunity to welcome Peter, who is bringing a wealth of finance experience and fresh perspectives.”

Mr. Evans, EVP, CFO and Treasurer of Pitney Bowes, added:

“I want to thank Kurt and the Board for giving me the opportunity to become the next CFO of Pitney Bowes. As a director, I thoroughly enjoyed helping the organization’s committed and talented employees drive what has been a true case study for turning around a business. Now that I’m shifting to the CFO position, I can play a more hands-on role helping to strengthen our businesses, fortify our balance sheet and reward our shareholders. I couldn’t be more excited to dig into the many value creation opportunities that are being identified by Kurt and the team.”

Additional details pertaining to the appointments of Mr. Evans as EVP, CFO and Treasurer and Mr. Brimm to the Board, as well as Mr. Gold’s departure, will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

Paul Evans Biography

Paul Evans is a former public company CEO, CFO and director with experience overseeing successful financial initiatives and transformations. He most recently served as Chief Operating Officer at America’s Auto Auction Group, where he oversaw the organization’s strategy and operations. Before joining America’s Auto Auction Group, Mr. Evans served as Interim CEO at Hill International, Inc. (“Hill International”) (formerly NYSE: HIL), CFO of Sevan Multi-Site Solutions, CFO at MYR Group, Inc. (NASDAQ: MYRG), CEO at Conex Energy Corporation and Treasurer and Corporate Officer at NorthWestern Energy, Inc. (NASDAQ: NWE). He is also an experienced public company director, having served on the boards of Hill International and GameStop Corp. (NYSE: GME) during periods of leadership change and transformation. Mr. Evans holds a Master of International Management from Thunderbird School of Global Management and a BBA from Stephen F. Austin State University. He is also a Certified Public Accountant and a U.S. Army veteran.

Peter Brimm Biography

Peter Brimm has over 25 years of capital allocation, investing, and operating experience across multiple industries as a strategy and operations consultant, C-Suite executive, and investor. Mr. Brimm is currently the President of Envoy Holdings, a family office. Prior to this position, Mr. Brimm was the Executive Vice President of Strategy and Innovation for Shiplake Properties, a Toronto-based real estate firm. Previously, Mr. Brimm served as the Chief Growth Officer at the augmented reality startup Leap Tools Inc., where he helped build out the business capabilities that led the business to significant revenue growth (qualifying for the Deloitte Fast50 for three consecutive years). He has also held various roles working as a portfolio manager for several leading hedge funds in the U.S. and in Canada, including Relational Investors and West Face Capital Inc., among others. Mr. Brimm currently serves on the board of Medical Facilities Corporation (TSX: DR) and is a member of the Audit Committee and head of the Corporate Governance, Nominating and Compensation Committee. Mr. Brimm previously served on the Audit and Compensation Committee for Dye & Durham (TSX: DND). He holds an MBA from the Stanford University Graduate School of Business with certificates in Global Management and Public Management and a B.A. cum laude in Business Economics from the University of California at Los Angeles. Mr. Brimm also holds a CFA Charter and is based in Toronto, Canada.

About Pitney Bowes

Pitney Bowes (NYSE: PBI) is a technology-driven products and services company that provides SaaS shipping solutions, mailing innovation, and financial services to clients around the world – including more than 90 percent of the Fortune 500. Small businesses to large enterprises, and government entities rely on Pitney Bowes to reduce the complexity of sending mail and parcels. For the latest news, corporate announcements, and financial results, visit www.pitneybowes.com/us/newsroom. For additional information, visit Pitney Bowes at www.pitneybowes.com.

Contacts

Alex Brown

investorrelations@pb.com

OR

Longacre Square Partners

Joe Germani / Ashley Areopagita

jgermani@longacresquare.com / aareopagita@longacresquare.com